SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: August 9, 2000



		Exact Name of
Commission      Registrant              State or other    IRS Employer
File            as specified            Jurisdiction of   Identification
Number		in its charter		Incorporation	  Number
-----------	--------------		---------------	  --------------

1-12609         PG&E Corporation        California        94-3234914

1-2348          Pacific Gas and         California        94-0742640
                Electric Company




Pacific Gas and Electric Company       PG&E Corporation
77 Beale Street, P.O. Box 770000       One Market, Spear Tower, Suite 2400
San Francisco, California  94177       San Francisco, California 94105

           (Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company		PG&E Corporation
	   (415) 973-7000			 (415) 267-7000

           (Registrant's telephone number, including area code)

Item 5.  Other Events

Valuation and Disposition of Pacific Gas and Electric Company's
Hydroelectric Generation Assets

On August 9, 2000, The Utility Reform Network (TURN), Pacific Gas and Electric Company (Utility), Agricultural Energy Consumers Association
(AECA), the Coalition of California Utility Employees (CUE), California Retailers Association, Sonoma County Water Agency, and Tuolumne Utility District, filed an application with the California Public Utilities Commission (CPUC) requesting that the CPUC approve a settlement agreement reached by these parties in the Utility's proceeding to determine the market value of its hydroelectric generating assets. (The Utility is a subsidiary of PG&E Corporation.) In this proceeding, the Utility previously had proposed to determine the market value of its hydroelectric generating facilities and related assets through an open competitive auction. As previously disclosed, the Utility indicated that, instead of an auction, it was willing to accept a possible compromise within a framework that would transfer the hydroelectric facilities at a fair value to a non-utility affiliate subject to a revenue sharing agreement between the affiliate and the Utility.

Under the proposed settlement:

-- The Utility would transfer its hydroelectric generating assets, at a value of $2.8 billion, to an affiliate that would not be regulated by the CPUC (referred to herein as PG&E CalHydro).

-- The Utility would credit its Transition Revenue Account (TRA) the amount by which $2.8 billion exceeds the book value of the Utility's net investment in hydroelectric generation assets, plus post-March 31, 1998 capital additions, and transaction costs. At June 30, 2000, the book value of the Utility's net investment in hydroelectric generation assets was approximately $0.7 billion. The TRA is a balancing account that is credited with revenues collected from ratepayers through frozen rates. These revenues provide for the recovery of authorized Utility costs, including transmission and distribution service, public purpose programs, nuclear decommissioning, rate reduction bond debt service, and the cost of procuring electricity for the Utility's bundled service customers. Remaining revenues, if any, are used to offset transition costs. The credit to the TRA would be used first to offset deferred costs with any balance remaining being used to offset transition costs. Because the Utility would receive the $2.8 billion value as a credit to the TRA and not in the form of cash proceeds, the Utility would incur a material charge of approximately $2.1 billion (pre-tax) to write off generation-related regulatory assets comprised of the TRA and transition costs.

-- The credit to the TRA would be made no later than the date the CPUC order approving the settlement agreement and the revenue sharing agreement (RSA) becomes final and non-appealable. If the CPUC order does not become final and non-appealable by October 1, 2001, and if the credit has not yet been made, then the settlement agreement and the RSA would terminate. Alternatively, if the TRA credit has been made before the CPUC order becomes final and non-appealable, and if the CPUC order is reversed on appeal or otherwise modified in a manner unacceptable to the Utility, then the settlement agreement and the RSA would terminate. In either event, the CPUC would determine which of the remaining valuation alternatives would be used to market value the hydroelectric assets by December 31, 2001, as required by the California electric industry restructuring law. If the Utility had made a credit to the TRA, the difference between the TRA credit and the valuation ultimately reached by the CPUC, if any, would be recovered from or credited to the Utility's distribution customers.

-- The Utility and PG&E CalHydro would enter into a 40-year revenue sharing agreement. Under the RSA, PG&E CalHydro would be allowed to recover an authorized, inflation-indexed operations and maintenance allowance, certain other expenses including an allowance for capital additions, and a return on capital investment. The return on equity (ROE) would initially be set at 12.50 percent and would be subject to an indexed adjustment trigger. Under the RSA, 90 percent of the after-tax earnings received in excess of the agreed-upon costs (including the target ROE) would be returned to the Utility to be used as a credit against current costs charged to the Utility's distribution ratepayers. If market revenues were insufficient to recover the agreed-upon costs of operating the hydroelectric facilities (including the target ROE) over a multi-year period, 90 percent of the revenue shortfalls would be charged to the Utility to be recovered from distribution customers. The RSA would become effective on the date that the CPUC final order approving the settlement and the RSA becomes final and non-appealable, subject to termination by either the Utility or PG&E CalHydro in certain circumstances.

-- During the first ten years of the RSA, PG&E CalHydro would not be permitted to sell or otherwise dispose of any hydroelectric asset (except for certain minority interests) unless the facility is rendered uneconomic as a result of a regulatory or legal mandate or catastrophic event, or unless divestiture is necessary to comply with market power mitigation conditions. PG&E CalHydro also would be allowed to transfer the hydroelectric assets to separate affiliated entities (such as limited liability corporations), provided the transferee takes such assets subject to the terms of the parties' agreement. After the first ten years of the RSA, PG&E CalHydro would be allowed to sell any hydroelectric asset at fair market value, but the amount of the sale proceeds that exceed book value would be shared with ratepayers consistent with the revenue sharing formula.

-- Recognizing that the Utility will incur a material charge when the generation-related regulatory assets are written off that would reduce the Utility's equity ratio below its current CPUC-authorized equity ratio of 48 percent, the agreement provides that the Utility would be given one year from the date of the transfer to restore its capital structure to its current CPUC-authorized equity ratio. During this period, the CPUC would not adjust the Utility's revenues or rates to reflect the interim capital structure.

-- The potential market power impacts of the post-transfer asset ownership would be mitigated by an agreement between PG&E CalHydro and the California Independent System Operator (ISO) to make 95 percent of the hydroelectric power available for both energy and ancillary service and to impose maximum price bids during specified peak hours (a "mitigation agreement"). The mitigation agreement would provide that power from the hydroelectric assets will not be bid into the energy market in a way that can raise power prices. The mitigation agreement is subject to ISO Board approval. In light of the mitigation agreement, the parties have agreed to advocate and support approval of market-based pricing authority for the hydroelectric assets by the Federal Energy Regulatory Commission (FERC).

-- The hydroelectric assets would be operated by PG&E CalHydro in accordance with all applicable terms and conditions of the FERC licenses and other environmental, water, agricultural, and regulatory permits and agreements.

-- PG&E CalHydro would agree to abide by the successor obligations that the Utility is required to impose upon the acquiring affiliate under its collective bargaining agreement, including extending job offers to affected employees in all transferred departments and adopting the existing labor contract, modified to reflect PG&E CalHydro as the new employer.

-- PG&E Corporation would also donate conservation easements on, or donate in fee, approximately 140,000 acres of lands associated with the hydroelectric assets to one or more qualified public entities, state or local agencies or land conservation organizations whose ownership would be consistent with certain conservation objectives. Further, under the agreement, a $70 million fund would be established to enhance environmental quality, water quality, and recreational opportunities.
The costs of the fund would be part of PG&E CalHydro's agreed-upon costs under the RSA.

A copy of the settlement agreement, including the RSA, is available on the Utility's website at www.pge.com.

The CPUC may accept the settlement or reject it, suggest changes to it, or adopt a different valuation approach. It is anticipated that the CPUC will receive written comments on the proposed settlement, schedule evidentiary hearings, establish a briefing schedule, and evaluate the proposed settlement as part of the ongoing review under the California Environmental Quality Act (CEQA) before issuing a proposed decision in the proceeding.
In addition, the transfer of the assets from the Utility to PG&E Cal-Hydro will require the approval of the FERC.

                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



                          PG&E CORPORATION


                          By CHRISTOPHER P. JOHNS
                             ---------------------
                             CHRISTOPHER P. JOHNS
                             Vice President and Controller


                          PACIFIC GAS AND ELECTRIC COMPANY


                          By KENT M. HARVEY
                             ---------------------
                             KENT M. HARVEY
                             Senior Vice President, Treasurer, Chief
                             Financial Officer, and Controller


Dated: August 9, 2000